EXHIBIT 99.1

STREAMTRACK, INC. ANNOUNCES REVERSE STOCK SPLIT AND COMPLETION OF RECAPITALIZATION

Santa Barbara, CA, March 7, 2013 – StreamTrack Inc. (LUXD:OTCQB, LUXDD:OTCQB, the “Company”), a digital media and technology services provider to internet and terrestrial broadcasters, internet radio guides, and other web-based content providers, announced that on March 7, 2013 (The “Effective Date”) it effected a one (1) for twelve hundred (1200) reverse split of its issued and outstanding common stock (the “Reverse Split”). The Company also finalized the calculation of the shares to be issued to the former shareholders of RadioLoyalty, Inc. (“RL Shareholders”) and the shares to be issued to the Series A Preferred Shareholders (“Series A Shareholders”). On March 7, 2013, the RL Shareholders were issued a total of 14,868,092 shares of the Company’s common stock in addition to the 236,075 shares previously issued to the RL Shareholders. The Series A Shareholders were issued a total of 1,510,417 shares of the Company’s common stock. These share issuances are the final step for both the previously announced acquisition of RadioLoyalty, Inc. and the proposed recapitalization of the Company. The Company’s issued and outstanding common stock as of March 7, 2013 totals 16,739,481.

The Company effected the Reverse Split pursuant to an amendment to its Certificate of Incorporation filed with the Secretary of State of Wyoming. In the same filing, the Company also changed its name to StreamTrack, Inc. The foregoing corporate actions were taken via majority consent of the stockholders. All appropriate notifications were filed and transmitted.

Accordingly, as of the Effective Date, each 1,200 shares of issued and outstanding common stock will be converted into 1 share of common stock. In addition, the Company’s common stock will trade under a new CUSIP number (86324F104). The Company’s ticker symbol will remain unchanged, although a “D” will be placed on the ticker symbol, LUXD, for 20 business days to alert the public to the Reverse Split.

The Company has filed with the Financial Industry Regulatory Authority (FINRA) to request a ticker symbol change.

The Reverse Split will not change the number of authorized shares of the Company’s common stock. It is not necessary for shareholders of the Company to exchange their existing stock certificates for new stock certificates of the Company in connection with the Reverse Split, although shareholders may do so if they wish. Please direct any questions you might have concerning the Reverse Split to your broker or the Company’s transfer agent, Manhattan Transfer, at 800-786-0362.

About StreamTrack, Inc.
StreamTrack, Inc. (the “Company”) is a digital media and technology services company. The Company provides audio streaming and advertising services through its RadioLoyaltyTM Platform (the “Platform”) to over 1,300 internet and terrestrial radio stations and other broadcast content providers. The Platform consists of a web-based and mobile player that manages streaming audio and video content, social media engagement, display and video ad serving within the web player and is also capable of replacing audio ads with video ads within the web player in a live or on-demand environment.  The Company offers the Platform directly to its broadcasters and integrates or white labels its technologies with web-based internet radio guides and other web-based content providers. The Company is also continuing development of WatchThis™, a patent-pending technology to provide web, mobile and IP television streaming services that are e-commerce enabled within streamed content.

For more information visit: http://www.streamtrack.com

Forward-Looking Statements

This announcement contains forward-looking statements about StreamTrack, Inc. and StreamTrack Media, Inc. that may involve risks and uncertainties. Important factors relating to the company's operations could cause actual results to differ materially from those in forward- looking statements and which are further detailed in filings with the Securities and Exchange Commission available at the SEC website (http://www.sec.gov). All forward-looking statements are based on information available to StreamTrack, Inc. on the date hereof, and StreamTrack, Inc. assumes no obligation to update such statements.

Investor Relations Contact:

StreamTrack, Inc.
Michael Hill
Chairman and Chief Executive Officer
ir@streamtrack.com
+1 805-308-9151